Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-281267) and Form S-8 (No. 333-252736 and No. 333-264766) of California Resources Corporation (the "Company") of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated February 16, 2026, in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Richard B. Talley, Jr.
By:
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas
March 2, 2026